Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FULL YEAR 2012 ADJUSTED EPS OF $0.72

FOOTHILL RANCH, Calif. - February 11, 2013 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and twelve-month period ended December 31, 2012.

"Our strong cash flows from operating activities of $43 million for the 2012 year enabled us to reduce our debt by $26.5 million to $449.0 million as of December 31, 2012, in spite of the significant challenges associated with the extraordinary Medicare rate cut and anti-efficiency program changes that discourage group and concurrent therapy, which took effect in the fourth quarter of 2011 for our skilled nursing businesses, followed by the initiation of a new Manual Medical Review by CMS for therapy services under Medicare Part B," said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

Mr. Hendrickson continued, “In spite of these challenges, I am proud of the remarkable job done by the clinical professionals providing care in our agencies and facilities to remain focused on maintaining high quality patient care."

Fourth Quarter 2012 Results
Revenue for the quarter ended December 31, 2012 was $219.2 million, an increase of 2.4% when compared to $214.1 million in the fourth quarter of 2011. Skilled mix1 decreased 70 basis points to 21.3% in the fourth quarter of 2012 from 22.0% in the fourth quarter of 2011. Quality mix2 in the fourth quarter of 2012 decreased 130 basis points to 68.5%, compared to 69.8% in the prior year period.

EBITDA3 was $23.8 million, or 10.8% of revenue, for the quarter ended December 31, 2012, a decrease of 9.8% compared to $26.4 million, or 12.3% of revenue, in the same period a year ago. EBITDAR3 was $28.6 million, or 13.0% of revenue, for the quarter ended December 31, 2012, a decrease of 8.3% compared to $31.2 million, or 14.6% of revenue, for the quarter ended December 31, 2011.

Net income for the quarter ended December 31, 2012 totaled $5.7 million, as compared to $6.7 million for the fourth quarter of 2011. Adjusted net income4 for the quarter ended December 31, 2012, totaled $6.1 million, a decrease of 9.0% compared to adjusted net income of $6.7 million for the fourth quarter of 2011. Adjusted net income excludes certain items as described in the Reconciliation of Income (Loss) Before Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net income per diluted share was $0.15 for the quarter ended December 31, 2012, as compared to $0.18 for the same period in 2011. Adjusted net income per diluted share was $0.16 for the quarter ended December 31, 2012, a decrease of 11.1% compared to adjusted net income per diluted share of $0.18 for the quarter ended December 31, 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended December 31, 2012 was $165.8 million, an increase of $0.4 million, or 0.2%, as compared to $165.4 million for the same period a year ago.

Revenue for this segment represented 75.6% of total revenue in the fourth quarter of 2012, compared to 77.3% of total revenue in the fourth quarter of 2011.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $25.7 million for the quarter ended December 31, 2012, an increase of $1.9 million, or 8.4%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.7% of total revenue in the fourth quarter of 2012, compared to 11.1% of total revenue in the fourth quarter of 2011.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $27.7 million in the fourth quarter of 2012, an increase of $2.8 million, or 11.2%, compared to $24.9 million in the fourth quarter of 2011. Average daily hospice census grew to 1,379 for the three-months ended December 31, 2012 from 1,330 for the three-months ended December 31, 2011, an increase of 3.7%. The increase in census was due in significant part to the October 2011 acquisition of two hospice agencies.

Full Year 2012 Results
Revenue for the twelve-months ended December 31, 2012 was $872.6 million, an increase of 0.5% when compared to $868.4 million in the twelve-months ended December 31, 2011. Skilled mix decreased 110 basis points to 22.1% in 2012 from 23.2% in 2011. Quality mix in 2012 decreased 140 basis points to 69.4%, compared to 70.8% in the prior year period.

Adjusted EBITDA3 was $100.8 million, or 11.6% of revenue, for 2012, a decrease of 22.5% compared to $130.0 million, or 15.0% of revenue, in the same period a year ago. Adjusted EBITDAR5 was $119.3 million, or 13.7% of revenue, for 2012, a decrease of 19.6% compared to $148.4 million, or 17.1% of revenue, for 2011. Adjusted EBITDA includes certain items we have excluded from adjusted net income per diluted share, such as legal expenses for non-routine matters, IT outsourcing evaluation costs and amounts we recorded in 2012 for our 2011 hospice cap accrual.

Net income for 2012 was $21.6 million, as compared to a net loss of $204.0 million for 2011, which was attributable in large part to a non-cash intangible asset impairment charge of $270.5 million in the third quarter of 2011. Adjusted net income for 2012, totaled $27.2 million, a decrease of 35.2% compared to adjusted net income of $42.0 million for 2011. Adjusted net income for 2012, excludes certain items as described in the Reconciliation of Income (Loss) Before Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net income per diluted share was $0.57 for 2012, as compared to net loss per share of $5.49 for 2011. Adjusted net income per diluted share was $0.72 for 2012, a decrease of 36.2% compared to adjusted net income per diluted share of $1.13 for the same period in 2011. Additionally, outstanding debt has been reduced by $26.5 million since December 31, 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in 2012 was $661.5 million, a decrease of $30.8 million, or 4.5%, as compared to $692.3 million for 2011. Revenue for this segment represented 75.7% of total revenue in 2012, compared to 79.8% of total revenue in 2011. The decrease in revenue was primarily related to lower reimbursement rates from the impact of the October 2011 Medicare rate cut, a decrease in our skilled mix, and a shift from Medicare days to Managed Medicare days as more seniors elect Medicare Advantage.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $104.4 million for 2012, an increase of $11.6 million, or 12.5%, compared to 2011. Third-party rehabilitation therapy accounted for 12.0% of total revenue in 2012, compared to 10.7% of total revenue in 2011.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $106.7 million in 2012, an increase of $23.4 million, or 28.1%, compared to $83.3 million in 2011. Average daily hospice census grew to 1,397 for 2012 from 1,269 for 2011, an increase of 10.1%. The increase in census was due in significant part to our October 2011 acquisition of two Cornerstone hospice agencies.

2013 Guidance
Skilled Healthcare Group, Inc. expects full year 2013 consolidated revenue to be between $885 million and $895 million, EBITDA to be in the range of $101 million to $105 million, EBITDAR to be in the range of $120.5 million to $124.5 million and net income per common diluted share to be between $0.67 and $0.73. This guidance assumes the following:

•	Sequestration effective March 1, 2013

•	Medicare market basket increase of 2% beginning October 1, 2013

•	2013 capital expenditures of approximately $20 to $23 million

•	Average interest rate on outstanding debt of approximately 7.8%

•	No benefit from HUD financing

•	An effective tax rate of 39%

•	Weighted average shares outstanding of 37.8 million

•	No additional acquisitions, developments or divestitures

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, February 12th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the fourth quarter and full year 2012 and its outlook for 2013.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 94284653. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $873 million and approximately 15,000 employees as of December 31, 2012. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income (Loss) Before Provision for Income Taxes to Adjusted Net Income table in this press release.

(5)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2013 full year consolidated revenue, EBITDA, EBITDAR and net income per diluted share. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein).

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue:	(Unaudited)		(Audited)
Net patient service revenue	$218,443	$213,340	$869,563	$866,194
Lease facility revenue	769	746	3,060	2,239
	219,212	214,086	872,623	868,433

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	185,385	177,021	730,974	697,279
Rent cost of revenue	4,773	4,869	18,507	18,399
General and administrative	5,701	6,177	24,249	25,730
Litigation settlement costs, (net of recoveries)	—	—	—	(4,488)
Depreciation and amortization	6,276	6,193	25,400	25,229
Impairment of long-lived assets	—	—	—	270,478
	202,135	194,260	799,130	1,032,627

Other (expenses) income:
Interest expense	(8,884)	(9,675)	(37,760)	(38,994)
Interest income	110	161	512	714
Other (expense) income, net	(52)	(22)	(32)	(499)
Equity in earnings of joint venture	526	372	1,948	1,955
Debt retirement costs	—	—	(4,126)	—
Total other (expenses) income, net	(8,300)	(9,164)	(39,458)	(36,824)
Income (loss) before provision for income taxes	8,777	10,662	34,035	(201,018)
Provision for income taxes	3,082	3,936	12,438	3,025
Net income (loss)	$5,695	$6,726	$21,597	$(204,043)

Income (loss) per share, basic	$0.15	$0.18	$0.58	$(5.49)
Income (loss) per share, diluted	$0.15	$0.18	$0.57	$(5.49)

Weighted-average common shares outstanding, basic	37,437	37,179	37,389	37,145
Weighted-average common shares outstanding, diluted	37,543	37,285	37,589	37,145

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Audited)

	December 31, 2012	December 31, 2011

Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,003	$16,017
Other current assets	136,822	129,513
Property and equipment and leased facility assets, net	380,658	386,294
Goodwill	85,609	84,299
Other assets	77,544	81,076
Total assets	$682,636	$697,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$90,965	$99,780
Other long-term liabilities	42,873	48,340
Long-term debt	448,967	475,483
Stockholders’ equity	99,831	73,596
Total liabilities and stockholders’ equity	$682,636	$697,199

	Year Ended December 31,
	2012	2011

Cash Flows Data:
Net cash provided by operating activities	$42,676	$99,380
Net cash used in investing activities	(19,525)	(39,917)
Net cash used in financing activities	(37,165)	(47,638)
(Decrease) increase in cash and cash equivalents	(14,014)	11,825
Cash and cash equivalents at beginning of period	16,017	4,192
Cash and cash equivalents at end of period	$2,003	$16,017

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,809	8,809	8,809	8,809
Available patient days	810,490	811,377	3,224,062	3,249,449
Actual patient days	672,024	673,330	2,675,234	2,698,994
Occupancy percentage	82.9%	83.0%	83.0%	83.1%
Average daily number of patients	7,305	7,319	7,309	7,395
Hospice average daily census	1,379	1,330	1,397	1,269
Home health episodic-based admissions	2,174	1,723	8,341	5,239
Home health episodic-based recertifications	472	322	1,624	885
EBITDA (in thousands)	$23,827	$26,369	$96,683	$(137,509)
Adjusted EBITDA (in thousands)	$23,827	$26,369	$100,809	$130,042
Adjusted EBITDA margin	10.9%	12.3%	11.6%	15.0%
Adjusted EBITDAR (in thousands)	$28,600	$31,238	$119,316	$148,441
Adjusted EBITDAR margin	13.0%	14.6%	13.7%	17.1%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$519	$505	$512	$558
Medicare blended rate (Part A & B)	577	567	573	616
Managed care (Part A)	380	381	382	386
Managed care blended rate (Part A & B)	390	392	391	391
Medicaid	163	156	160	154
Private and other	173	172	172	173
Weighted-average for all	$236	$235	$236	$246
Patient days by payor (skilled nursing facilities):
Medicare	81,890	92,921	349,205	404,419
Managed care	61,069	55,271	240,951	221,796
Total skilled mix days	142,959	148,192	590,156	626,215
Private pay and other	109,255	111,354	428,823	435,257
Medicaid	419,810	413,784	1,656,255	1,637,522
Total days	672,024	673,330	2,675,234	2,698,994
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	12.2%	13.8%	13.1%	15.0%
Managed care	9.1	8.2	9.0	8.2
Skilled Mix	21.3	22.0	22.1	23.2
Private pay and other	16.3	16.5	16.0	16.1
Medicaid	62.4	61.5	61.9	60.7
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	32.6%	35.0%	33.6%	37.4%
Managed care, private pay, and other	35.9	34.8	35.8	33.4
Quality mix	68.5	69.8	69.4	70.8
Medicaid	31.5	30.2	30.6	29.2
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of December 31,
	2012	2011
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,181	9,183
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	2
Total assisted living facilities	22	23
Total licensed beds	1,228	1,312
Total facilities	101	102
Percentage owned facilities	77.2%	76.5%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$5,695	$6,726	$21,597	$(204,043)
Interest expense, net of interest income	8,774	9,514	37,248	38,280
Provision for income taxes	3,082	3,936	12,438	3,025
Depreciation and amortization expense	6,276	6,193	25,400	25,229
EBITDA	23,827	26,369	96,683	(137,509)
Recovery of expenses related to Westside divestiture	—	—	—	(265)
Debt retirement costs	—	—	4,126	—
Disposals of property and equipment	—	—	—	290
Expenses related to the exploration of strategic alternatives	—	—	—	716
Exit costs related to the Northern California divestiture	—	—	—	820
Litigation settlement costs, (net of recoveries)	—	—	—	(4,488)
Impairment of long-lived assets	—	—	—	270,478
Adjusted EBITDA	23,827	26,369	100,809	130,042
Rent cost of revenue	4,773	4,869	18,507	18,399
Adjusted EBITDAR	$28,600	$31,238	$119,316	$148,441

Skilled Healthcare Group, Inc.
Reconciliation of Income (Loss) Before Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Income (loss) from operations	$8,777	$10,662	$34,035	$(201,018)
Debt retirement costs	—	—	4,126	—
Double bond interest expense for bond	—	—	1,192	—
Recovery of expenses related to Westside divestiture	—	—	—	(265)
Disposals of property and equipment	—	—	—	290
Impairment of long-lived assets	—	—	—	270,478
Litigation settlement costs, net of recoveries	—	—	—	(4,488)
Expenses related to the exploration of strategic alternatives	—	—	—	716
Exit costs related to the Northern California divestiture	—	—	—	820
Legal Expenses for non-routine matters	634	—	1,226	—
IT outsourcing evaluation costs	110	—	514	—
2011 Hospice cap accrual	—	—	1,900	—
Adjusted income before provision for income taxes	9,521	10,662	42,993	66,533
Provision for income taxes	3,383	3,936	15,768	24,928
Add back tax credit valuation allowance related to Northern California divestiture	—	—	—	(388)
Adjusted net income	$6,138	$6,726	$27,225	$41,993

Weighted-average common shares outstanding, diluted	37,543	37,285	37,589	37,353
Adjusted net income per share, diluted	$0.16	$0.18	$0.72	$1.13
Effective tax rate	35.5%	36.9%	36.7%	36.9%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2013
(In millions)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$25.3	$27.8
Interest expense, net of interest income	34.0	34.0
Provision for income taxes	16.2	17.7
Depreciation and amortization expense	25.5	25.5
EBITDA guidance	101.0	105.0
Rent cost of revenue	19.5	19.5
EBITDAR guidance	$120.5	$124.5

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business. We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800